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EXHIBIT 8.1

LIST OF SIGNIFICANT SUBSIDIARIES

Incorporated in Portugal

TMN—Telecomunicações Móveis Nacionais, S.A.
PT Móveis, SGPS, S.A.
PT Multimédia—Serviços de Telecomunicaçõs e Multimédia, SGPS, S. A.
PT Multimédia.com, SGPS, S.A.
TV Cabo Portugal, S.A.
Lusomundo—Sociedade Gestora de Participações Sociais, SGPS, S.A.
PT Prime, SGPS, S.A.
PT Prime—Soluções Empresariais de Telecomunicações de Sistemas, S.A.
PT Comunicações, S.A.
PT Ventures, SGPS, S.A.
PT Sistemas de Informação, S.A.
Portugal Telecom Inovação, S.A.
PT Serviços de Gestão, S.A.
PT Contact—Telemarketing e Serviços de Informação, S.A.
Portugal Telecom Brasil, S.A.

Incorporated in Brazil

Telesp Celular Participações S.A.
Tele Sudeste Celular Participações S.A.
Tele Leste Participações, S.A.
CRT Celular Participações S.A.
Tele Centro Oeste Participações S.A.

Incorporated in the Netherlands

Brasilcel N.V.

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